Exhibit 99.1

Genesee & Wyoming Reports Results for the First Quarter of 2017

DARIEN, Conn.--(BUSINESS WIRE)--May 2, 2017--Genesee & Wyoming Inc. (G&W) (NYSE:GWR)

First Quarter 2017 Consolidated Highlights Compared with First Quarter 2016

  Operating revenues increased 7.6% to $519.1 million from $482.6 million.
  Reported operating income increased 35.9% to $77.5 million; Adjusted operating income increased 8.6% to $86.6 million.(1)
  Reported diluted earnings per common share (EPS) attributable to G&W decreased 10.6% to $0.42; Adjusted diluted EPS attributable to G&W decreased 20.9% to $0.53; Adjusted diluted EPS included a $0.05 loss as a result of the net mark-to-market impact of a foreign currency denominated intercompany loan and related cross-currency swaps, as well as a $0.05 loss from G&W's ERS Continental Europe intermodal business that is currently being restructured.(1)

First Quarter Segment Highlights

  North America: Operating revenues from G&W's North American Operations increased 6.6% to $319.5 million from $299.8 million, primarily due to an increase in agricultural products and coal freight revenues and $7.4 million from new operations. Reported operating income from G&W's North American Operations decreased 3.4% to $67.6 million; Adjusted operating income from G&W's North American Operations increased 2.8% to $72.9 million.(1)
  Australia: Operating revenues from G&W's Australian Operations increased 42.7% to $73.9 million from $51.8 million, primarily due to new operations. Reported operating income from G&W's Australian Operations increased to $17.2 million from an operating loss of $11.8 million; Adjusted operating income from G&W's Australian Operations increased to $17.6 million from $10.3 million.(1)
  U.K./Europe: Operating revenues from G&W's U.K./European Operations decreased 4.1% to $125.7 million from $131.0 million. Excluding a $14.2 million impact from foreign currency depreciation, U.K./Europe operating revenues increased 7.6%, primarily due to stronger intermodal, minerals and stone and agricultural products freight revenues. Reported operating loss from G&W's U.K./European Operations increased to $7.3 million from $1.2 million; Adjusted operating loss from G&W's U.K./European Operations increased to $3.9 million from $1.4 million.(1) (2)

Jack Hellmann, President and CEO of G&W, commented, “In the first quarter of 2017, we successfully completed the integration of the Providence & Worcester in the U.S., we operated the first full quarter of Glencore Rail in Australia, and we made good progress in the restructuring of ERS in Continental Europe. Nonetheless, our first quarter financial results were weaker than expected as North American same railroad carload growth of 3% was at the low end of our outlook and our operating ratio was a bit higher than plan, primarily due to track washout and derailment expense. Meanwhile, our 51%-owned Australian business performed better than plan due to the re-opening of a customer manganese mine in March, while our U.K./Europe operations were below plan due to a customer bankruptcy in Continental Europe and higher operating costs in our U.K. intermodal business.”

“As we look to the remainder of 2017, our overall view of business trends in G&W markets is unchanged. In North America, we continue to see modest carload growth with several customer projects starting up later in the year. In Australia, we expect to benefit from shipments from a re-opened manganese mine in the Northern Territory and continue to see significant new business opportunities, making us optimistic for 2017 and beyond. In the U.K./Europe, we expect to complete the restructuring of ERS in the second quarter, to close on the previously announced acquisition of Pentalver in early May, and to see improving intermodal performance as new U.K. port calling patterns are established by the shipping lines, collectively yielding a significant improvement in financial performance in the second half of 2017.”

“Finally, we continue to generate strong free cash flow and to evaluate a range of acquisition and investment opportunities across our global footprint of railroads.”

Financial Results

G&W's operating revenues increased $36.5 million, or 7.6%, to $519.1 million in the first quarter of 2017, compared with $482.6 million in the first quarter of 2016. G&W's operating income in the first quarter of 2017 was $77.5 million, compared with $57.0 million in the first quarter of 2016. G&W's adjusted operating income in the first quarter of 2017 was $86.6 million, compared with $79.8 million in the first quarter of 2016.(1)

G&W's reported net income attributable to G&W in the first quarter of 2017 was $26.2 million, compared with reported net income of $27.0 million in the first quarter of 2016. Excluding the net impact of certain items affecting comparability between periods discussed below, G&W's adjusted net income in the first quarter of 2017 was $32.9 million, compared with $38.6 million in the first quarter of 2016.(1)

G&W's reported diluted EPS in the first quarter of 2017 were $0.42 with 62.4 million weighted average shares outstanding, compared with reported diluted EPS in the first quarter of 2016 of $0.47 with 58.0 million weighted average shares outstanding. G&W's adjusted diluted EPS in the first quarter of 2017 were $0.53 with 62.4 million weighted average shares outstanding, compared with adjusted diluted EPS in the first quarter of 2016 of $0.67 with 58.0 million weighted average shares outstanding.(1)

Impact of GRail Acquisition on G&W Financial Presentation

In conjunction with the December 1, 2016 acquisition of Glencore Rail (NSW) Pty Limited (GRail), G&W issued a 48.9% equity stake in G&W’s Australian subsidiary, G&W Australia Holdings LP (GWA), the holding company for all of G&W's Australian businesses, to Macquarie Infrastructure and Real Assets (MIRA). G&W retained a 51.1% interest in GWA and will continue to consolidate 100% of GWA in its financial statements and now reports a noncontrolling interest for MIRA’s 48.9% equity ownership. As a result, G&W’s first quarter 2017 operating income includes 100% of the Australian business, while net income attributable to G&W reflects its 51.1% ownership position in the Australian business.

Prior to the GRail acquisition, G&W's Australian Operations provided rail operator services to GRail, which were recorded as freight-related revenues. These freight-related services continued post acquisition, but are eliminated in consolidation. Revenues from the GRail acquisition are now included in G&W’s consolidated freight revenues from new operations.

G&W financed a portion of the GRail acquisition with an approximate A$250 million intercompany loan (GRail Intercompany Loan). To mitigate the foreign currency exchange rate risk related to this non-functional currency intercompany loan, G&W entered into two cross-currency swap agreements. These agreements do not qualify as hedges for accounting purposes and, accordingly, mark-to-market changes in the fair value of the swaps relative to the underlying GRail Intercompany Loan will be recorded to earnings over the life of the agreements, which expire on June 30, 2019. G&W's results for the first quarter of 2017 included a $2.9 million loss from the mark-to-market impact of the GRail Intercompany Loan compared to the cross-currency swaps ($2.9 million after-tax, or $0.05 per diluted share). Over the life of the swaps, we expect the cumulative impact of net gains and losses from the intercompany loan and swaps to be approximately zero.

Items Affecting Comparability

In the first quarter of 2017 and 2016, G&W's results included certain items affecting comparability between the periods that are set forth in the following table (in millions, except per share amounts):

	Income/(Loss) Before Income Taxes Impact	After-Tax Net Income/(Loss) Attributable to G&W Impact	Diluted EPS Attributable to G&W Impact
Three Months Ended March 31, 2017
Corporate development and related costs	$(5.4)	$(3.2)	$(0.05)
Restructuring costs	$(3.8)	$(3.5)	$(0.06)

Three Months Ended March 31, 2016
Australia impairment and related costs	$(21.1)	$(16.8)	$(0.29)
Corporate development and related costs	$(0.5)	$(0.3)	$—
Restructuring costs	$(1.1)	$(0.8)	$(0.01)
Q1 2016 Short Line Tax Credit	$—	$6.3	$0.11

In the first quarter of 2017, G&W's results included corporate development and related costs of $5.4 million, about half of which relate to the Providence and Worcester integration and the remainder to other corporate development activities, as well as restructuring costs of $3.8 million primarily related to severance costs associated with G&W's previously announced restructuring of ERS Railways B.V. (ERS).

In the first quarter of 2016, G&W's results included Australia impairment and related costs of $21.1 million, consisting of a $13.0 million non-cash write-down of a rolling-stock maintenance facility and an accounts receivable reserve of $8.1 million, both of which were associated with an iron ore customer entering into voluntary administration. The first quarter of 2016 also included an income tax benefit of $6.3 million associated with the United States Short Line Tax Credit. The Short Line Tax Credit expired on December 31, 2016.

First Quarter Results by Segment

Operating revenues from G&W's North American Operations increased $19.7 million, or 6.6%, to $319.5 million in the first quarter of 2017, compared with $299.8 million in the first quarter of 2016. North American Operations revenues increased primarily due to an increase in agricultural products and coal freight revenues and $7.4 million from new operations.

North American Operations traffic increased 19,824 carloads, or 5.2%, to 403,016 carloads in the first quarter of 2017. Excluding 7,908 carloads from new operations, same railroad traffic increased 11,916 carloads, or 3.1%. The traffic increase was principally due to increases of 14,621 carloads of coal and coke traffic (primarily in the Midwest Region), 2,376 carloads of mineral and stone traffic (primarily in the Northeast and Southern regions) and 2,172 carloads of waste traffic (primarily in the Northeast Region), partially offset by decreases of 2,607 carloads of pulp and paper traffic (primarily in the Southern Region), 1,474 carloads of other commodity traffic (primarily in the Canada and Southern regions), 1,465 carloads of lumber and forest products traffic (primarily in the Pacific Region), 1,393 carloads of petroleum products traffic (primarily in the Northeast Region) and 1,301 carloads of metallic ores traffic (primarily in the Coastal and Mountain West regions). All remaining traffic increased by a net 987 carloads.

G&W's North American Operations had operating income of $67.6 million in the first quarter of 2017, compared with $70.0 million in the first quarter of 2016. The operating ratio for North American Operations was 78.8% in the first quarter of 2017, compared with an operating ratio of 76.7% in the first quarter of 2016. Adjusted operating income from G&W's North American Operations in the first quarter of 2017 was $72.9 million, compared with adjusted operating income of $70.9 million in the first quarter of 2016. The adjusted operating ratio for North American Operations was 77.2% in the first quarter of 2017, compared with an adjusted operating ratio of 76.4% in the first quarter of 2016.(1)

Operating revenues from G&W's Australian Operations increased $22.1 million, or 42.7%, to $73.9 million in the first quarter of 2017, compared with $51.8 million in the first quarter of 2016. Excluding $17.4 million of net revenues from new operations and a $2.6 million increase due to the impact of foreign currency appreciation, Australian Operations same railroad revenues increased $2.1 million, or 3.9%.(2)

Australian Operations traffic increased 103,193 carloads to 149,416 carloads in the first quarter of 2017. Excluding 97,684 carloads from new operations, same railroad traffic increased 5,509, or 11.9% in the first quarter of 2017, compared with the first quarter of 2016. The traffic increase was principally due to increases of 4,588 carloads of metallic ores traffic and 1,693 carloads of agricultural products traffic, partially offset by a decrease of 720 carloads of minerals and stone traffic. All remaining traffic decreased by 52 carloads.

G&W's Australian Operations had operating income of $17.2 million in the first quarter of 2017, compared with an operating loss of $11.8 million in the first quarter of 2016. The operating ratio for Australian Operations was 76.8% in the first quarter of 2017, compared with an operating ratio of 122.7% in the first quarter of 2016. Adjusted operating income from G&W's Australian Operations was $17.6 million in the first quarter of 2017, compared with adjusted operating income of $10.3 million in the first quarter of 2016. The adjusted operating ratio for Australian Operations was 76.1% in the first quarter of 2017, compared with an adjusted operating ratio of 80.2% in the first quarter of 2016.(1)

Operating revenues from G&W's U.K./European Operations decreased $5.3 million, or 4.1%, to $125.7 million in the first quarter of 2017, compared with $131.0 million in the first quarter of 2016. Excluding a $14.2 million decrease due to the impact of foreign currency depreciation, U.K./European revenues increased $8.9 million, or 7.6%, primarily due to increases in intermodal traffic and minerals and stone and agricultural products shipments.(2)

U.K./European Operations traffic increased 16,847 carloads, or 6.7%, to 268,816 carloads in the first quarter of 2017. The traffic increase was principally due to increases of 11,718 carloads of intermodal traffic (primarily in the U.K.), 2,498 carloads of coal and coke traffic (Poland and the U.K.), 1,692 carloads of minerals and stone traffic (primarily in Poland) and 1,119 of agricultural products traffic (Poland). All remaining traffic decreased by 180 carloads.

G&W's U.K./European Operations had an operating loss of $7.3 million in the first quarter of 2017, compared with an operating loss of $1.2 million in the first quarter of 2016. Adjusted operating loss from G&W's U.K./European Operations was $3.9 million in the first quarter of 2017, compared with an adjusted operating loss of $1.4 million in the first quarter of 2016. The U.K./European operating loss for the first quarter of 2017 included a $1.5 million accounts receivable reserve associated with a customer entering into bankruptcy in Continental Europe.(1)

Free Cash Flow and Free Cash Flow Attributable to G&W (1)

G&W's free cash flow and free cash flow attributable to G&W for the three months ended March 31, 2017 and 2016 was as follows (in millions):

	Three Months Ended
	March 31,
	2017	2016
Net cash provided by operating activities	$85.0	$70.0
Net cash used in investing activities, excluding new business investments	(22.5)	(27.3)
Net cash (provided by)/used for acquisitions (a)	(0.3)	0.7
Free cash flow before new business investments	62.2	43.4
New business investments, net of grants from outside parties	(2.2)	(1.6)
Free cash flow and free cash flow attributable to G&W(1)	$60.0	$41.8

(a)	The 2017 period primarily consisted of $2.9 million of proceeds received from a working capital adjustment related to the GRail acquisition, partially offset by $2.7 million of costs related to the Providence & Worcester acquisition. The 2016 period primarily consisted of net cash used for the acquisition of Freightliner and Pinsly Arkansas as well as $0.7 million in cash paid for incremental expenses related to the purchase and integration of the acquisitions.

Conference Call and Webcast Details

As previously announced, G&W's conference call to discuss financial results for the first quarter of 2017 will be held on Tuesday, May 2, 2017, at 11 a.m. EDT. The dial-in number for the teleconference in the U.S. is (800) 230-1059; outside the U.S. is (612) 234-9959, or the call may be accessed live over the Internet (listen only) at www.gwrr.com/investors. Management will be referring to a slide presentation that will also be available at gwrr.com/investors. The webcast will be archived at www.gwrr.com/investors until the following quarter's earnings press release. Telephone replay is available for 30 days beginning at 1 p.m. EDT on May 2, 2017, by dialing (800) 475-6701 (or outside the U.S., dial 320-365-3844). The access code is 405459.

About G&W

G&W owns or leases 122 freight railroads worldwide that are organized in 10 operating regions with approximately 7,300 employees and 3,000 customers.

  G&W's eight North American regions serve 41 U.S. states and four Canadian provinces and include 115 short line and regional freight railroads with more than 13,000 track-miles.
  G&W's Australia Region provides rail freight services in New South Wales, including in the Hunter Valley coal supply chain, the Northern Territory and South Australia, including operating the 1,400-mile Tarcoola-to-Darwin rail line. As of December 1, 2016, G&W's Australia Region is 51.1% owned by us and 48.9% owned by a consortium of funds and clients managed by Macquarie Infrastructure and Real Assets.
  G&W's U.K./European Region is led by Freightliner, the U.K.'s largest rail maritime intermodal operator and second-largest rail freight company. Operations also include heavy-haul in Poland and Germany, intermodal services connecting Northern European seaports with key industrial regions in Germany, and regional rail services in the Netherlands and Belgium.

G&W subsidiaries provide rail service at more than 40 major ports in North America, Australia and Europe and perform contract coal loading and railcar switching for industrial customers.

From time to time, we may use our website as a channel of distribution of material company information. Financial and other material information regarding G&W is routinely posted on and accessible at www.gwrr.com/investors. In addition, you may automatically receive email alerts and other information about us by enrolling your email address in the "Email Alerts" section of www.gwrr.com/investors. The information contained on or connected to our Internet website is not deemed to be incorporated by reference in this press release or filed with the SEC.

Cautionary Statement Concerning Forward-Looking Statements

This press release contains forward-looking statements regarding future events and the future performance of Genesee & Wyoming Inc. that are based on current expectations, estimates and projections about our industry, management’s beliefs, and assumptions made by management. Words such as “anticipates,” “intends,” “plans,” “believes,” “could,” “should,” “seeks,” “expects,” “will,” “estimates,” “trends,” “outlook,” variations of these words and similar expressions are intended to identify these forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to forecast, including the following: risks related to the operation of our railroads; severe weather conditions and other natural occurrences, which could result in shutdowns, derailments, railroad network congestion or other substantial disruption of operations; customer demand and changes in our operations; exposure to the credit risk of customers and counterparties; changes in commodity prices; consummation and integration of acquisitions; economic, political and industry conditions (including employee strikes or work stoppages); retention and contract continuation; legislative and regulatory developments, including changes in environmental and other laws and regulations to which we are subject; increased competition in relevant markets; funding needs and financing sources, including our ability to obtain government funding for capital projects; international complexities of operations, currency fluctuations, finance, tax and decentralized management; challenges of managing rapid growth including retention and development of senior leadership; unpredictability of fuel costs; susceptibility to various legal claims and lawsuits; increase in, or volatility associated with, expenses related to estimated claims, self-insured retention amounts, and insurance coverage limits; consummation of new business opportunities; decrease in revenues and/or increase in costs and expenses; susceptibility to the risks of doing business in foreign countries; our ability to integrate acquired businesses successfully or to realize the expected synergies associated with acquisitions; and others including, but not limited to, those noted in our 2016 Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q under “Risk Factors.” Therefore, actual results may differ materially from those expressed or forecasted in any such forward-looking statements. Forward-looking statements speak only as of the date of this press release or as of the date they were made. G&W does not undertake, and expressly disclaims, any duty to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise, except as required by law.

1.	Adjusted operating income/(loss), adjusted operating ratio, adjusted net income attributable to G&W, adjusted diluted earnings per common share (EPS), free cash flow and free cash flow attributable to G&W are non-GAAP financial measures and are not intended to replace financial measures calculated in accordance with GAAP. The information required by Item 10(e) of Regulation S-K under the Securities Act of 1933 and the Securities Exchange Act of 1934 and Regulation G under the Securities Exchange Act of 1934, including a reconciliation to their most directly comparable financial measures calculated in accordance with GAAP, is included in the tables attached to this press release.

2.	Foreign exchange impact is calculated by comparing the prior period results translated from local currency to U.S. dollars using current period exchange rates to the prior period results in U.S. dollars as reported.

GENESEE & WYOMING INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE THREE MONTHS ENDED MARCH 31, 2017 AND 2016
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended
	March 31,
	2017	2016
OPERATING REVENUES	$519,108	$482,616
OPERATING EXPENSES	441,654	425,620
OPERATING INCOME	77,454	56,996
INTEREST INCOME	227	75
INTEREST EXPENSE	(26,365)	(17,975)
OTHER (LOSS)/INCOME, NET	(2,099)	731
INCOME BEFORE INCOME TAXES	49,217	39,827
PROVISION FOR INCOME TAXES	(21,928)	(12,808)
NET INCOME	$27,289	$27,019
LESS: NET INCOME ATTRIBUTABLE TO NONCONTROLLING INTEREST	1,051	—
NET INCOME ATTRIBUTABLE TO GENESEE & WYOMING INC.	$26,238	$27,019
BASIC EARNINGS PER COMMON SHARE ATTRIBUTABLE TO GENESEE & WYOMING INC. COMMON STOCKHOLDERS:	$0.43	$0.47
WEIGHTED AVERAGE SHARES - BASIC	61,413	57,025
DILUTED EARNINGS PER COMMON SHARE ATTRIBUTABLE TO GENESEE & WYOMING INC. COMMON STOCKHOLDERS:	$0.42	$0.47
WEIGHTED AVERAGE SHARES - DILUTED	62,353	57,964

GENESEE & WYOMING INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
AS OF MARCH 31, 2017 AND DECEMBER 31, 2016
(in thousands)
(unaudited)

	March 31,	December 31,
	2017	2016
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$38,265	$32,319
Accounts receivable, net	354,925	363,923
Materials and supplies	46,811	43,621
Prepaid expenses and other	48,265	45,475
Total current assets	488,266	485,338
PROPERTY AND EQUIPMENT, net	4,531,419	4,503,319
GOODWILL	1,149,582	1,125,596
INTANGIBLE ASSETS, net	1,495,358	1,472,376
DEFERRED INCOME TAX ASSETS, net	2,547	2,671
OTHER ASSETS, net	43,439	45,658
Total assets	$7,710,611	$7,634,958
LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Current portion of long-term debt	$49,004	$52,538
Accounts payable	254,820	266,867
Accrued expenses	145,396	159,705
Total current liabilities	449,220	479,110
LONG-TERM DEBT, less current portion	2,305,753	2,306,915
DEFERRED INCOME TAX LIABILITIES, net	1,190,655	1,162,221
DEFERRED ITEMS - grants from outside parties	301,244	301,383
OTHER LONG-TERM LIABILITIES	209,894	198,208
TOTAL EQUITY	3,253,845	3,187,121
Total liabilities and equity	$7,710,611	$7,634,958

GENESEE & WYOMING INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE THREE MONTHS ENDED MARCH 31, 2017 AND 2016
(in thousands)
(unaudited)
	Three Months Ended
	March 31,
	2017	2016
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$27,289	$27,019
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	60,774	49,330
Stock-based compensation	4,213	5,074
Deferred income taxes	13,572	5,029
Net (gain)/loss on sale and impairment of assets	(427)	12,825
Changes in assets and liabilities which (used)/provided cash, net of effect of acquisitions:
Accounts receivable, net	6,524	9,617
Materials and supplies	(2,140)	(1,381)
Prepaid expenses and other	(2,226)	(6,564)
Accounts payable and accrued expenses	(29,330)	(34,956)
Other assets and liabilities, net	6,767	4,048
Net cash provided by operating activities	85,016	70,041
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(34,738)	(47,912)
Grant proceeds from outside parties	4,771	16,229
Net cash provided by acquisitions	2,935	—
Insurance proceeds for the replacement of assets	1,406	2,418
Proceeds from disposition of property and equipment	928	292
Net cash used in investing activities	(24,698)	(28,973)
CASH FLOWS FROM FINANCING ACTIVITIES:
Principal payments on revolving line-of-credit, long-term debt and capital leases	(167,730)	(143,684)
Proceeds from revolving line-of-credit and long-term borrowings	112,294	104,316
Proceeds from employee stock purchases	2,348	2,668
Treasury stock purchases	(3,162)	(1,974)
Net cash used in financing activities	(56,250)	(38,674)
EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	1,878	778
INCREASE IN CASH AND CASH EQUIVALENTS	5,946	3,172
CASH AND CASH EQUIVALENTS, beginning of period	32,319	35,941
CASH AND CASH EQUIVALENTS, end of period	$38,265	$39,113

GENESEE & WYOMING INC. AND SUBSIDIARIES
SELECTED CONSOLIDATED FINANCIAL INFORMATION
(dollars in thousands)
(unaudited)

	Three Months Ended March 31,
	2017		2016
	Amount	% of Revenue	Amount	% of Revenue
Operating revenues:
Freight revenues	$377,745	72.8%	$326,414	67.6%
Freight-related revenues	119,337	23.0%	133,458	27.7%
All other revenues	22,026	4.2%	22,744	4.7%
Total operating revenues	$519,108	100.0%	$482,616	100.0%

Operating expenses:
Labor and benefits(a)	$165,584	31.9%	$163,114	33.8%
Equipment rents	33,871	6.5%	38,430	8.0%
Purchased services(b)	51,001	9.8%	46,502	9.6%
Depreciation and amortization	60,774	11.7%	49,330	10.2%
Diesel fuel used in train operations	38,153	7.4%	25,466	5.2%
Electricity used in train operations	3,173	0.6%	3,365	0.7%
Casualties and insurance	12,543	2.4%	10,120	2.1%
Materials	20,546	4.0%	21,591	4.5%
Trackage rights	22,223	4.3%	20,576	4.3%
Net (gain)/loss on sale and impairment of assets(c)	(427)	(0.1)%	12,825	2.7%
Restructuring costs	3,755	0.7%	1,127	0.2%
Other expenses(d)	30,458	5.9%	33,174	6.9%
Total operating expenses	$441,654	85.1%	$425,620	88.2%

(a)	Includes $2.3 million corporate development and related costs for the three months ended March 31, 2017.
(b)	Includes $0.1 million corporate development and related costs for the three months ended March 31, 2017.
(c)	Includes an impairment charge of $13.0 million associated with an Australia iron ore customer entering into voluntary administration for the three months ended March 31, 2016.
(d)

Includes $3.0 million and $0.5 million corporate development and related costs for the three months ended March 31, 2017 and 2016, respectively. Includes an accounts receivable reserve of $8.1 million associated with an Australia iron ore customer entering into voluntary administration for the three months ended March 31, 2016.

GENESEE & WYOMING INC. AND SUBSIDIARIES
NORTH AMERICAN OPERATIONS SELECTED CONSOLIDATED FINANCIAL INFORMATION
(dollars in thousands)
(unaudited)

	Three Months Ended March 31,
	2017		2016
	Amount	% of Revenue	Amount	% of Revenue
Operating revenues:
Freight revenues	$238,281	74.6%	$221,825	74.0%
Freight-related revenues	65,345	20.4%	61,525	20.5%
All other revenues	15,850	5.0%	16,428	5.5%
Total operating revenues	$319,476	100.0%	$299,778	100.0%

Operating expenses:
Labor and benefits(a)	$110,251	34.5%	$102,590	34.2%
Equipment rents	13,990	4.4%	15,056	5.1%
Purchased services(b)	14,673	4.6%	15,701	5.2%
Depreciation and amortization	38,867	12.1%	36,189	12.1%
Diesel fuel used in train operations	20,558	6.4%	13,524	4.5%
Casualties and insurance	10,233	3.2%	7,240	2.4%
Materials	13,463	4.2%	13,000	4.4%
Trackage rights	9,518	3.0%	8,867	3.0%
Net gain on sale and impairment of assets	(432)	(0.1)%	(159)	(0.1)%
Restructuring costs	54	—%	359	0.1%
Other expenses(c)	20,731	6.5%	17,433	5.8%
Total operating expenses	$251,906	78.8%	$229,800	76.7%
Operating income	$67,570		$69,978
Expenditures for additions to property & equipment, net of grants from outside parties	$24,215		$25,416

(a)	Includes $2.3 million corporate development and related costs for the three months ended March 31, 2017.
(b)	Includes $0.1 million corporate development and related costs for the three months ended March 31, 2017.
(c)	Includes $2.9 million and $0.3 million corporate development and related costs for the three months ended March 31, 2017 and 2016, respectively.

GENESEE & WYOMING INC. AND SUBSIDIARIES
AUSTRALIAN OPERATIONS SELECTED CONSOLIDATED FINANCIAL INFORMATION
(dollars in thousands)
(unaudited)

	Three Months Ended March 31,
	2017		2016
	Amount	% of Revenue	Amount	% of Revenue
Operating revenues:
Freight revenues	$60,874	82.4%	$24,777	47.8%
Freight-related revenues	11,709	15.8%	25,490	49.2%
All other revenues	1,324	1.8%	1,531	3.0%
Total operating revenues	$73,907	100.0%	$51,798	100.0%

Operating expenses:
Labor and benefits	$17,054	23.1%	$15,768	30.5%
Equipment rents	1,401	1.9%	1,695	3.3%
Purchased services	6,212	8.4%	5,251	10.1%
Depreciation and amortization	15,192	20.6%	6,656	12.8%
Diesel fuel used in train operations	6,590	8.9%	4,037	7.8%
Casualties and insurance	1,473	2.0%	1,535	3.0%
Materials	2,714	3.6%	2,419	4.7%
Trackage rights	3,408	4.6%	2,289	4.4%
Net (gain)/loss on sale and impairment of assets(a)	(2)	—%	12,982	25.1%
Restructuring costs	338	0.5%	693	1.3%
Other expenses(b)	2,368	3.2%	10,224	19.7%
Total operating expenses	$56,748	76.8%	$63,549	122.7%
Operating income/(loss)	$17,159		$(11,751)
Expenditures for additions to property & equipment, net of grants from outside parties	$1,462		$867

(a)	Includes an impairment charge of $13.0 million associated with an iron ore customer entering into voluntary administration for the three months ended March 31, 2016.
(b)	Includes an accounts receivable reserve of $8.1 million associated with an iron ore customer entering into voluntary administration for the three months ended March 31, 2016. Includes $0.1 million and $0.2 million corporate development and related costs for the three months ended March 31, 2017 and 2016, respectively.

GENESEE & WYOMING INC. AND SUBSIDIARIES
U.K./EUROPEAN OPERATIONS SELECTED CONSOLIDATED FINANCIAL INFORMATION
(dollars in thousands)
(unaudited)

	Three Months Ended March 31,
	2017		2016
	Amount	% of Revenue	Amount	% of Revenue
Operating revenues:
Freight revenues	$78,590	62.5%	$79,812	60.9%
Freight-related revenues	42,283	33.6%	46,443	35.4%
All other revenues	4,852	3.9%	4,785	3.7%
Total operating revenues	$125,725	100.0%	$131,040	100.0%

Operating expenses:
Labor and benefits	$38,279	30.4%	$44,756	34.2%
Equipment rents	18,480	14.7%	21,679	16.5%
Purchased services	30,116	24.0%	25,550	19.5%
Depreciation and amortization	6,715	5.3%	6,485	4.9%
Diesel fuel used in train operations	11,005	8.8%	7,905	6.0%
Electricity used in train operations	3,173	2.5%	3,365	2.6%
Casualties and insurance	837	0.7%	1,345	1.0%
Materials	4,369	3.5%	6,172	4.7%
Trackage rights	9,297	7.4%	9,420	7.2%
Net loss on sale and impairment of assets	7	—%	2	—%
Restructuring costs	3,363	2.7%	75	0.1%
Other expenses(a)	7,359	5.8%	5,517	4.2%
Total operating expenses	$133,000	105.8%	$132,271	100.9%
Operating loss	$(7,275)		$(1,231)
Expenditures for additions to property & equipment, net of grants from outside parties	$4,290		$5,400

(a)	Includes an accounts receivable reserve of $1.5 million associated with a customer entering into bankruptcy for the three months ended March 31, 2017.

GENESEE & WYOMING INC. AND SUBSIDIARIES
FREIGHT REVENUES, CARLOADS AND AVERAGE REVENUES PER CARLOAD
COMPARISON BY COMMODITY GROUP
(dollars in thousands, except average revenues per carload)
(unaudited)

Three Months Ended March 31, 2017	North American Operations			Australian Operations			U.K./European Operations			Total Operations
Commodity Group	Freight Revenues	Carloads*	Average Revenues Per Carload	Freight Revenues	Carloads*	Average Revenues Per Carload	Freight Revenues	Carloads*	Average Revenues Per Carload	Freight Revenues	Carloads*	Average Revenues Per Carload
Agricultural Products	$32,978	57,251	$576	$5,746	15,266	$376	$1,739	1,513	$1,149	$40,463	74,030	$547
Autos & Auto Parts	5,210	8,793	593	—	—	—	—	—	—	5,210	8,793	593
Chemicals & Plastics	37,515	46,008	815	—	—	—	—	—	—	37,515	46,008	815
Coal & Coke	21,733	63,299	343	29,521	97,684	302	3,400	10,561	322	54,654	171,544	319
Food & Kindred Products	8,274	14,870	556	—	—	—	—	—	—	8,274	14,870	556
Intermodal	177	1,801	98	15,867	13,578	1,169	61,996	223,813	277	78,040	239,192	326
Lumber & Forest Products	20,376	33,555	607	—	—	—	—	—	—	20,376	33,555	607
Metallic Ores	3,896	4,924	791	7,631	6,906	1,105	—	—	—	11,527	11,830	974
Metals	26,594	35,798	743	—	—	—	—	—	—	26,594	35,798	743
Minerals & Stone	28,115	47,045	598	1,979	15,928	124	11,455	32,929	348	41,549	95,902	433
Petroleum Products	18,427	25,137	733	130	54	2,407	—	—	—	18,557	25,191	737
Pulp & Paper	25,478	38,774	657	—	—	—	—	—	—	25,478	38,774	657
Waste	5,194	10,744	483	—	—	—	—	—	—	5,194	10,744	483
Other	4,314	15,017	287	—	—	—	—	—	—	4,314	15,017	287
Totals	$238,281	403,016	$591	$60,874	149,416	$407	$78,590	268,816	$292	$377,745	821,248	$460

Three Months Ended March 31, 2016	North American Operations			Australian Operations			U.K./European Operations			Total Operations
Commodity Group	Freight Revenues	Carloads*	Average Revenues Per Carload	Freight Revenues	Carloads*	Average Revenues Per Carload	Freight Revenues	Carloads*	Average Revenues Per Carload	Freight Revenues	Carloads*	Average Revenues Per Carload
Agricultural Products	$28,056	56,015	$501	$4,999	13,573	$368	$343	394	$871	$33,398	69,982	$477
Autos & Auto Parts	4,035	6,806	593	—	—	—	—	—	—	4,035	6,806	593
Chemicals & Plastics	33,748	44,359	761	—	—	—	—	—	—	33,748	44,359	761
Coal & Coke	16,826	48,678	346	—	—	—	4,344	8,063	539	21,170	56,741	373
Food & Kindred Products	8,434	14,964	564	—	—	—	—	—	—	8,434	14,964	564
Intermodal	1	12	83	14,573	13,623	1,070	64,529	212,095	304	79,103	225,730	350
Lumber & Forest Products	20,870	34,832	599	—	—	—	67	180	372	20,937	35,012	598
Metallic Ores	5,062	6,225	813	3,107	2,318	1,340	—	—	—	8,169	8,543	956
Metals	27,043	35,905	753	—	—	—	—	—	—	27,043	35,905	753
Minerals & Stone	24,794	43,681	568	1,879	16,648	113	10,529	31,237	337	37,202	91,566	406
Petroleum Products	18,273	25,989	703	219	61	3,590	—	—	—	18,492	26,050	710
Pulp & Paper	26,128	41,168	635	—	—	—	—	—	—	26,128	41,168	635
Waste	3,788	8,286	457	—	—	—	—	—	—	3,788	8,286	457
Other	4,767	16,272	293	—	—	—	—	—	—	4,767	16,272	293
Totals	$221,825	383,192	$579	$24,777	46,223	$536	$79,812	251,969	$317	$326,414	681,384	$479

* Represents physical railcars and the estimated railcar equivalents of commodities transported by metric ton or other measure, as well as intermodal units.

Non-GAAP Financial Measures

This earnings release contains references to adjusted operating income, adjusted operating ratio, adjusted net income attributable to G&W, adjusted diluted earnings per common share (EPS) attributable to G&W, free cash flow and free cash flow attributable to G&W, which are "non-GAAP financial measures" as this term is defined in Item 10(e) of Regulation S-K under the Securities Act of 1933 and the Securities Exchange Act of 1934 and Regulation G under the Securities Exchange Act of 1934. In accordance with these rules, G&W has reconciled these non-GAAP financial measures to their most directly comparable U.S. GAAP measures.

Management views these non-GAAP financial measures as important measures of G&W's operating performance or, in the case of free cash flow, an important financial measure of how well G&W is managing its assets and a useful indicator of cash flow that may be available for discretionary use by G&W. Management also views these non-GAAP financial measures as a way to assess comparability between periods. Key limitations of the free cash flow measure include the assumptions that G&W will be able to refinance its existing debt when it matures and meet other cash flow obligations from financing activities, such as principal payments on debt.

These non-GAAP financial measures are not intended to represent, and should not be considered more meaningful than, or as an alternative to, their most directly comparable GAAP measures. These non-GAAP financial measures may be different from similarly-titled non-GAAP financial measures used by other companies.

The following tables set forth reconciliations of each of these non-GAAP financial measures to their most directly comparable GAAP measure ($ in millions, except per share amounts).

Reconciliations of Non-GAAP Financial Measures

Adjusted Operating Income and Adjusted Operating Ratio

	Three Months Ended
	March 31, 2017
	North American Operations	Australian Operations	U.K./ European Operations	Total Operations
Operating revenues	$319.5	$73.9	$125.7	$519.1
Operating expenses	251.9	56.7	133.0	441.7
Operating income/(loss) (a)	$67.6	$17.2	$(7.3)	$77.5
Operating ratio (b)	78.8%	76.8%	105.8%	85.1%

Operating expenses	$251.9	$56.7	$133.0	$441.7
Corporate development and related costs	(5.2)	(0.1)	—	(5.4)
Restructuring costs	(0.1)	(0.3)	(3.4)	(3.8)
Adjusted operating expenses	$246.6	$56.3	$129.6	$432.5

Adjusted operating income/(loss)	$72.9	$17.6	$(3.9)	$86.6
Adjusted operating ratio	77.2%	76.1%	103.1%	83.3%

(a)	Operating income/(loss) is calculated as operating revenues less operating expenses.
(b)	Operating ratio is calculated as operating expenses divided by operating revenues.

	Three Months Ended
	March 31, 2016
	North American Operations	Australian Operations	U.K./ European Operations	Total Operations
Operating revenues	$299.8	$51.8	$131.0	$482.6
Operating expenses	229.8	63.5	132.3	425.6
Operating income/(loss) (a)	$70.0	$(11.8)	$(1.2)	$57.0
Operating ratio (b)	76.7%	122.7%	100.9%	88.2%

Operating expenses	$229.8	$63.5	$132.3	$425.6
Australia impairment and related costs	—	(21.1)	—	(21.1)
Corporate development and related costs	(0.5)	(0.2)	0.2	(0.5)
Restructuring costs	(0.4)	(0.7)	(0.1)	(1.1)
Adjusted operating expenses	$228.9	$41.5	$132.4	$402.9

Adjusted operating income/(loss)	$70.9	$10.3	$(1.4)	$79.8
Adjusted operating ratio	76.4%	80.2%	101.0%	83.5%

(a)	Operating income/(loss) is calculated as operating revenues less operating expenses.
(b)	Operating ratio is calculated as operating expenses divided by operating revenues.

Adjusted Net Income and Adjusted Diluted EPS

Three Months Ended March 31, 2017	Income Before Income Taxes	Provision for Income Taxes	Net Income Attributable to G&W	Diluted EPS Attributable to G&W
As reported	$49.2	$(21.9)	$26.2	$0.42
Add back certain items:
Corporate development and related costs	5.4	(2.2)	3.2	0.05
Restructuring costs	3.8	(0.2)	3.5	0.06
As adjusted	$58.4	$(24.2)	$32.9	$0.53

Three Months Ended March 31, 2016	Income Before Income Taxes	Provision for Income Taxes	Net Income Attributable to G&W	Diluted EPS Attributable to G&W
As reported	$39.8	$(12.8)	$27.0	$0.47
Add back certain items:
Australia impairment and related costs	21.1	(4.4)	16.8	0.29
Corporate development and related costs	0.5	(0.2)	0.3	—
Restructuring costs	1.1	(0.3)	0.8	0.01
Q1 2016 Short Line Tax Credit	—	(6.3)	(6.3)	(0.11)
As adjusted	$62.6	$(24.0)	$38.6	$0.67

Free Cash Flow & Free Cash Flow Attributable to G&W

	Three Months Ended
	March 31,
	2017	2016
Net cash provided by operating activities	$85.0	$70.0
Net cash used in investing activities	(24.7)	(29.0)
Net cash (provided by)/used for acquisitions	(0.3)	0.7
Free cash flow and Free cash flow attributable to G&W	$60.0	$41.8
New business investments, net of grants from outside parties	2.2	1.6
Free cash flow before new business investments	$62.2	$43.4

CONTACT:
G&W Corporate Communications
Michael Williams, 1-203-202-8900
mwilliams@gwrr.com